                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No.     1 )*
                                            ------

                          Titanium Metals Corporation
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                               (Name of Issuer)

                        Common Stock $0.01 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 888339108
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 888339108
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.
     S.S. or I.R.S. Identification No. of above person.

     SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.
     13-4064414
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     Delaware
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     5,033
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  5,033
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,033
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)

     0.016%
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(12) Type of Reporting Person*

     IA
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                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                                            CUSIP No. 888339108
                                                                      ---------

ITEM 1.

    (a)   Name of Issuer

          Titanium Metals Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          Titanium Metals Corporation
          1999 Broadway, Suite 4300
          Denver, CO 80202
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          Barbara Brooke Manning
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          787 Seventh Avenue, 34th Floor
          New York, NY 10019
          ---------------------------------------------------------------------
    (c)   Citizenship

          Delaware
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock $0.01 Par Value
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          888339108
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                                                            CUSIP No. 888339108
                                                                      ---------

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        5,033
    ---------------------------------------------------------------------------

    (b) Percent of class:

        0.016%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              5,033
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              5,033
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         There are no other persons with such rights who own less than 5% of the issuer, except as reported herein.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

                                                            CUSIP No. 888339108
                                                                      ---------

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 2002
                                       ----------------------------------------
                                                         Date

                                        /s/ Barbara Brooke Manning
                                       ----------------------------------------
                                                      Signature

                                        Barbara Brooke Manning
                                        Senior Vice President and
                                        Chief Compliance Officer
                                       ----------------------------------------
                                                      Name/Title